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Ex-12e

                                                     Idaho Power Company
                                             Consolidated Financial Information
                                       Supplemental Ratio of Earnings to Fixed Charges


                                                             Twelve Months Ended December 31,                  Twelve Months
                                                                  (Thousands of Dollars)                           Ended
                                                                                                                 March 31,
                                                  1994         1995         1996         1997          1998        1999
Earnings, as defined:
    Income before income taxes.................. $109,173     $135,333     $142,710     $138,746     $140,984    $145,770
    Adjust for distributed income of equity
      investees.................................      326       (2,058)      (1,413)      (3,943)      (4,697)     (7,490)
    Equity in loss of equity method
      investments...............................        0            0            0            0          476         611
    Minority interest in losses of majority
      owned subs................................        0            0            0            0         (125)       (102)
    Supplemental fixed charges, as below........   57,849       59,992       60,939       64,317       64,051      64,495

        Total earnings, as defined.............. $167,348     $193,267     $202,236     $199,120     $200,689    $203,284

Fixed charges, as defined:
    Interest charges............................  $54,433      $56,456      $57,348      $60,761      $60,677     $60,992
    Rental interest factor......................      794          925          991          982          801         934

        Total fixed charges.....................   55,227       57,381       58,339       61,743       61,478      61,926

    Supplemental increment to fixed charges*....    2,622        2,611        2,600        2,574        2,573       2,569

        Total supplemental fixed charges........  $57,849      $59,992      $60,939      $64,317      $64,051     $64,495

Supplemental ratio of earnings to fixed charges.     2.89x        3.22x        3.32x        3.10x       3.13x       3.15x

* Explanation of increment:
    Interest on the guaranty of American Falls Reservoir District bonds and Milner Dam Inc. notes which are already included in operating expense.
                                                                                                               Exhibit 12-E
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